UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 23, 2017 (February 17, 2017)

Merck & Co., Inc.
(Exact Name of Registrant as Specified in Its Charter)

New Jersey
(State or Other Jurisdiction of Incorporation)

1-6572	22-1918501
(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Galloping Hill Road, Kenilworth, NJ	07033
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code (908) 740-4000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06. Material Impairments

On February 17, 2017, Merck determined that it will record an intangible asset impairment charge related to the research program for MK-3682, uprifosbuvir, a nucleotide prodrug in clinical development that is being evaluated for the treatment of hepatitis C virus (HCV) infection. Uprifosbuvir was obtained in connection with the 2014 acquisition of Idenix Pharmaceuticals, Inc.
The Company determined that recent changes to the product profile, as well as changes to its expectations for pricing and the market opportunity, taken together constituted a triggering event that required the Company to evaluate the uprifosbuvir intangible asset for impairment. Utilizing market participant assumptions, and considering different scenarios, the Company concluded that its best estimate of the current fair value of the intangible asset related to uprifosbuvir was $240 million, resulting in the recognition of a pre-tax impairment charge of $2.9 billion ($1.9 billion after taxes), which will be reflected in the Company’s 2016 results.  Merck’s previously reported fourth-quarter 2016 generally accepted accounting principles (GAAP) diluted earnings per share (EPS) were reduced from $0.42 to a loss of $0.22, and full-year 2016 GAAP EPS were reduced from $2.04 to $1.41, reflecting the impact of the impairment charge, partially offset by other adjustments which increased GAAP EPS for both the fourth and full year of 2016 by $0.04. The Company’s previously reported fourth quarter and full year non-GAAP EPS remain unchanged.
The Company continues to evaluate options with respect to the uprifosbuvir clinical development program and will monitor the remaining $240 million intangible asset for further impairment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERCK & CO., INC.

Date:	February 23, 2017	By:	/s/ Karen L. Mealey
KAREN L. MEALEY
Assistant Secretary